Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Citizens Financial Services, Inc. and subsidiaries, of our report dated March 12, 2026, relating to our audit of the consolidated financial statements of Citizens Financial Services, Inc. and subsidiaries, appearing in the Annual Report on Form 10‑K of Citizens Financial Services, Inc. for the year ended December 31, 2025.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
April 27, 2026

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340	161 Washington Street • Suite 200	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	Conshohocken, PA 19428	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia